Amgen (Europe) GmbH

Suurstoffi 22,

CH-6343 Rotkreuz

Telephone: + 41 41 369 03 00

amgen.com

Employment Offer

by and between

Amgen (Europe) GmbH (the Company)

Suurstoffi 22
CH-6343 Rotkreuz

Switzerland

and

Thomas Dittrich (the Employee)

XXXXXXXXX

XXXXXXXXX

Switzerland

(The Company and the Employee are also each referred to as Party or jointly as Parties)

1.
Summary Statement

Further to our discussions, Amgen would like to confirm an offer of employment based on the terms and conditions set out in this Employment Offer. You agree to keep the fact of this Employment Offer and the terms of the Employment Offer confidential except as to your spouse and your personal financial and/or legal advisor until Amgen informs you in writing that you may make a disclosure and what you may disclose.

The offer is for the following, which is more clearly set out in this Employment Offer.

Position: Executive Vice President (Global Career Framework (GCF) level 11).

Base Salary: an annual base salary of CHF 1,070,000 gross based on your 100% employment

Start Date: no later than 01 July 2026

2.
Beginning of Employment

The Employment of the Employee starts on 01 July 2026 unless an earlier date is agreed-upon in writing by the Employee and the Company (the Start Date).

Employee will be expected to report to the Company’s offices in Rotkreuz Switzerland on the Start Date.

3.
Position
3.1.
Position

The Employee shall assume the position of Executive Vice President (GCF level 11).

The Employee shall report to Robert Bradway, Chairman and Chief Executive Officer. Depending on business needs, the Company reserves the right in its sole discretion to change the Employee’s reporting relationship or to assign the Employee a new title and position under comparable terms and conditions as those outlined in this Employment Offer.

3.2.
Group Structure

The Employee acknowledges that the Company is part of a group of companies ultimately controlled by Amgen Inc. (each such company, including Amgen Inc., a Group Company). The Employee acknowledges that the Employee will need to work with and/or report to other employees and/or officers of other Group Companies.

3.3.
Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the position described herein includes all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Offer, Amgen’s policies, and a job description, if any, as issued, amended and/or reinstated from time to time by the Company.

The Company may assign any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business to the Employee.

The Employee undertakes to use his/her entire working ability to fulfil his/her contractual obligations and to loyally safeguard and foster the business and the interests of the Company. The Employee shall carefully perform all work assigned to the Employee.

The Employee understands and agrees that the Employee may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries in order to perform his/her obligations and duties under the Employment Offer.

The Company agrees to the Employee’s continued membership on the Board of Directors of SIG Group, provided that such membership does not interfere with Employee’s duties and responsibilities to the Company, which shall be determined in the Company’s sole discretion. Should the Employee’s membership on the Board of SIG Group end, the Company will allow the Employee to join a different board provided that such membership does not interfere with Employee’s duties and responsibilities to the Company and does not present a conflict of interest, which shall be determined in the Company’s sole discretion. The intent is to allow the Executive to maintain no more than one external board position at a time. If the Employee wishes to establish any other employment or business engagements outside of the Company, the Employee must obtain the advance written consent of the Company’s most-senior Human Resources officer.

3.4.
Officer Position

In fulfilment of his/her duties, the Employee may have to act as officer, director or in any other corporate function within the Company or any Group Company. The Company may decide at its full discretion when such function shall end and the Employee will retire from such functions and sign the necessary documentation upon first request.

The Base Salary as defined herein includes any and all remuneration for such functions and positions.

4.
Compensation & Benefits
4.1.
Base Salary

The Employee shall receive an annual base salary of CHF 1,070,000 gross based on a fulltime employment (the Base Salary), payable in twelve monthly instalments at the end of the month. Appropriate deductions as required by law will be made directly by Company.

4.2.
Sign-On and Retention Bonus

The Company will (subject to the conditions in this section) pay the Employee a conditional one-time cash sign-on and retention bonus of CHF 5,800,000 gross (the Sign-On Bonus), subject to all appropriate taxes and withholdings. The Sign-On Bonus will be paid to the Employee as an advance within approximately thirty (30) days of the Start Date and will be earned over a period of two years of employment with the Company. The Sign-On Bonus is intended to facilitate the Employee’s acceptance of employment with the Company and to set an incentive for the Employee’s continued employment with the Company for a period of at least two years. The terms of the Sign-On Bonus are set forth in the attached Amgen Sign-On Bonus Agreement for New Hire Staff Members.

4.3.
Swiss Inducement Bonus

The Company will pay the Employee a one-time cash bonus of CHF 4,000,000 gross (the Inducement Bonus), subject to all appropriate taxes and withholdings. The Inducement Bonus is intended to facilitate Employee’s acceptance of this Employment Offer and will be paid to the Employee within thirty (30) days following the Start Date. The Inducement Bonus will be earned upon its payment to Employee.

4.4.
Incentive Plan

Short term Incentive

Employee will be eligible to participate in the Global Management Incentive Plan (GMIP) (Incentive Plan) subject to the terms and conditions of such Incentive Plan as communicated by Amgen from time to time. The Employee will have a target pay-out under the Incentive Plan of 100% of the Employee’s Base Salary. The actual results depend on corporate goal performance and individual goal performance as assessed by Employee`s manager. Employee acknowledges that the Incentive Plan is discretionary, and therefore neither forms part of Employee’s employment remuneration nor becomes an entitlement to him/her as an employee.

Long term Incentive (LTI)

Subject to the approval of the Compensation and Management Development Committee of the Board of Directors or the Equity Award Committee of Amgen Inc. (the Committee), and subject to the vesting rules, Employee will be granted a one-time award of restricted stock units (RSUs) with a CHF value of 4,700,000 no later than the next regular grant date on or following the Start Date. The actual number of RSUs to be awarded shall be determined by dividing the grant value by the Amgen common stock closing price on the applicable grant date. Upon each applicable vesting date, Employee will receive a number of shares of Amgen common stock equal to the number of restricted stock units that vest, less any shares that are withheld to satisfy applicable taxes. This grant will vest beginning with the first anniversary of the grant date through the fourth anniversary at a rate of 25% each year, respectively, contingent upon Employee being actively employed with Amgen through each vesting date. Should you become retirement eligible (as defined by Amgen) and elect to retire prior to the full-vesting period of this grant, this grant will not be eligible for retirement treatment and you will forfeit the unvested portions of this grant. RSUs will be subject to the terms and conditions set forth in the applicable grant agreement.

Employee will be eligible to receive RSUs, performance units (PUs) and stock options as part of Amgen Inc.’s LTI program subject to the terms and conditions of such program as communicated by Amgen from time to time.

For 2026, the Employee will receive an annual LTI grant with a target value of CHF 4,500,000, which will be provided as follows:

•
CHF 2,250,000 in PUs, following an approximately three-year performance period (depending on the Employee’s Start Date, the PUs may be provided through a group or an individually designed PU program);
•
CHF 1,350,000 in non-qualified stock options following a four-year pro-rata vesting schedule; and
•
CHF 900,000 in RSUs, following a four-year pro-rata vesting schedule.

For years after 2026, the target value of Employee’s annual LTI grants will be CHF 4,500,000. Employee acknowledges that grants under the LTI program are discretionary under the employee annual performance review process and as approved by the Committee, and thus do not form a part of Employee`s guaranteed remuneration package.

As a Group Company executive you will be required to hold Amgen common stock in accordance with the Amgen Stock Ownership Guidelines. Your holding requirement is based on your Amgen GCF level and as an Executive Vice President you will be required to hold Amgen common stock in the amount equal to 3X your base salary. You must meet your holding requirement by December 31st of the fifth calendar year following the date on which you became an Officer of a Group Company. To help you meet your holding requirement, the Amgen Stock Ownership Guidelines prohibit you from selling stock that you receive as part of your LTI awards (including shares that you receive as a result of option exercise, special, promotional, and annual grants) until you have met your required stock ownership level.

4.5.
Accident & Health Insurance

Company will provide Employee with accident insurance during Employment. The cost of this plan is fully borne by the Company.

During the Employment, the Employee will be enrolled in the standard private medical insurance plan of the Company. According to the respective health insurance policy, this benefit is also available to eligible family members of the Employee.

The Company will bear the full insurance premiums of such health insurance.

Employee acknowledges and agrees that he/she will be fully responsible for any tax or other charges due under applicable law from this health insurance benefit. Employee confirms that he/she agrees to the terms of the health insurance policy. The Employee hereby acknowledges that said health insurance policy may be modified from time to time.

4.6.
Retirement Benefits

Employee will receive retirement benefits comparable to other executives at Employee’s level. Such retirement benefits will be provided through a retirement plan or cash payments. If paid in cash, such benefits will be equal to 10% of Employee’s base pay and target bonus. Employee will be responsible for any taxes associated with such retirement benefits. The Employee hereby acknowledges that said retirement benefits may be modified from time to time.

4.7.
Acknowledgement of the Employee

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, including, but not limited to any bonuses, participations, or gratuities of the Company or another Group Company (the Additional Payments) are not contractually owed by the Company and are made at the full discretion of the Company unless expressly agreed in this Employment Offer. Any Additional Payments shall not create any obligation of the Company to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

4.8.
No other Compensation

The Employee acknowledges and agrees that he/she shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Offer.

Finally, the Company reserves its right to contractually re-claim any excess paid compensation under this Employment Offer.

5.
Termination Provision and Notice period

At any time, either Party may terminate this Employment Offer upon three calendar months’ notice with effect as of the end of a month. Such three-month notice period shall begin at the end of the month where notice of termination was given. The Company may release the Employee from work for the whole or part of the notice period (i.e., garden leave).

If the Company terminates the Employment Offer before the two-year anniversary of the Start Date other than for valid reasons in accordance with Art. 337 of the Swiss Code of Obligations (including giving such notice before the Start Date), the Employee will be entitled to the benefits described in this Section 6, provided that the Employee signs an agreement for the benefit of the Company, Amgen Inc., and all of their affiliates comprised of the following clauses in the form then in use for departing executives at the same grade level: 1) a non-disparagement clause, 2) a clause that requires the Employee to cooperate with reasonable requests to furnish information and assistance in the event that the Employee has knowledge that is relevant to legal or government proceedings, and 3) a full waiver of claims. The following are such benefits: two (2) years of the Employee’s Base Salary then in effect, and two (2) times the Employee’s Incentive Plan target opportunity (i.e., GMIP or successor bonus plan target, which is currently 100%), then in effect, paid in a lump sum by the second payroll date following the date which the release of claims becomes non-revocable. Payments made during the notice period shall be a part of these benefits, respectively deducted from the benefits.

In the event of a Change of Control (as defined in the Amgen Inc. Change of Control Severane Plan or any successor plan (the Change of Control Plan)), Employee will be eligible for severance benefits as if Employee were a Participant in the Change of Control Plan, consistent with his GCF level. The terms of the Change of Control Plan, which may be amended from time to time, will govern.

6.
Working Time
6.1.
General

The weekly working time is 40 hours per week, which is 100% of a full-time work week.

6.2.
Overtime

The Base Salary, as defined herein, includes any and all remuneration for any overtime and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash or in kind.

6.3.
Vacation

Employee is entitled to 25 working days of vacation per calendar year based on full-time Employment. Based on Employee’s age and length of service, additional vacation days may be granted in line with Company’s vacation policy.

6.4.
Company Closure

Company’s office is closed between December 24 – January 2.

Friday following Ascension is provided as one additional day off (“bridge day”).

6.5.
Public Holidays

Company’s office is closed for public holidays as provided in the Canton of Zug. A list of public holidays is made available by Company to all employees.

7.
Intellectual Property Rights

The Company is entitled to all work results and intellectual property (including, but not limited to, patents, designs and copyrights) created by the Employee in the course of the Employment and in performance of his/her contractual obligations (whether individually or with the assistance of any other individual or entity). All such intellectual property and work results vest irrevocably in the Company. This transfer and assignment of work results and intellectual property, including in particular copyrights, is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future.

If any rights related to the work results and/or to intellectual property are not transferred by law, the Employee hereby transfers and hereby assigns such rights upon their creation. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee hereby grants to the Company upon their creation an exclusive, worldwide, transferable, unlimited in time, irrevocable, sublicensable, fully paid-up and unrestricted license to in particular but not limited to reproduce, sell and offer to sell, manufacture, import, export, modify, develop, transfer, distribute, display publicly, broadcast, and otherwise exploit such work results, intellectual property and related rights. Compensation for the transfer of said rights, in particular intellectual property rights or their licensing, respectively, is included in the Base Salary. The transfer of rights and the granting of rights of use also comprise work results and intellectual property rights which will be created in the future and concerns also future and not yet known rights of use. The Company acquires in particular the right to change, revise or translate. As allowable by law, the Employee waives his/her right to exercise any moral rights, to be mentioned as inventor or originator or to object to any change, revision or translation.

If any intellectual property right concerning inventions or designs is created in the course of or in connection with the Employment, but outside of the accomplishment of a contractual duty, the Employee shall promptly inform the Company in writing. The Company hereby reserves title and ownership over such rights and commits to inform the Employee within six (6) months of its intent to acquire such ownership and title or to renounce this prerogative. If Company chooses to acquire the title and ownership over the work result or intellectual property rights, it shall compensate the Employee adequately. If the Company, at its sole discretion, expressly renounces its prerogatives hereunder, then the Employee shall own all rights, title and interest in and to such work results or intellectual property rights.

8.
Obligation to Surrender

Upon termination of the Employment Offer for any reason, the Employee shall return to the Company everything he/she produced in the course of his/her work for the Company, everything which was given to him/her throughout the course of this Employment and everything which fell into his/her possession. The obligation to surrender includes in particular but is not limited to keys, mobile phones, laptops, badges as well as storage devices and records of any kind, including any copies. Any possible retention right of the Employee is explicitly waived.

9.
Confidentiality
9.1.
Obligation

The Employee will have access to confidential and proprietary information relating to the business and operations of the Company, other Group Companies and their clients. Such confidential and proprietary information constitutes a unique and valuable asset of the Company and other Group Companies and their acquisition required great time and expense. The disclosure or any other use of such confidential or proprietary information, other than for the sole benefit of the Company or another Group Company, would be wrongful and would cause irreparable harm to the Company.

The Employee is under a strict duty to keep all confidential and proprietary information strictly and permanently confidential and, accordingly, shall not, following the signature of this Employment Offer and during the Employment or after termination of the Employment directly or indirectly for any purpose other than for the sole benefit of the Company or another Group Company, disclose or permit to be disclosed to any third person or entity, any confidential or proprietary information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, without the prior written consent of the Company.

9.2.
Penalty

In the event the Employee breaches any of the obligations pursuant to this section, a penalty of six months of the Base Salary (as increased from time to time in accordance with applicable law) shall be owed by the Employee to the Company for each and any such breach.

The payment of the penalty does not release the Employee from further complying with his/her confidentiality obligations. The Company shall be entitled to seek injunctive measures or any other type of immediate relief to stop the violation as quickly as possible, regardless of whether any fine or damage is offered or paid.

Further, the Company reserves the right to claim compensation for damages in addition to the penalty or penalties.

10.
Amgen Policies

Employee shall comply with Amgen policies, rules and regulations, regardless of whether specifically mentioned herein (Amgen Policies). Amgen Policies do not create contractual right for employees. Amgen Policies may be modified at any time by Company.

In case of conflict between Amgen Policies and this Employment Offer, this Employment Offer shall prevail.

11.
Data Protection and Data Transfer

Company will comply with the Swiss Data Protection Act.

In order to manage the Employment, personal information of Employee will be processed by Company. For information on the safeguards in place to protect Employee’s personal information and the rights he/she has in relation to Company’s processing of Employee’s personal information, refer to the Fair Processing Notice for New Hires and Current Employees.

12.
Miscellaneous
12.1.
Approval and Entire Agreement

The compensation and benefits described in this Employment Offer are subject to the approval of the Committee.

This Employment Offer, including any appendices, constitutes the complete Employment Offer between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof, including any offer letters or other correspondence discussing the position. For the avoidance of doubt, any employment offer or agreement existing prior to this Employment Offer including any appendixes or schedules to such employment agreement shall be superseded and replaced by this Employment Offer unless otherwise agreed in writing by both Parties. Signatures to this Employment Agreement provided or transmitted by electronic means shall be treated as Offer and have the same force and effect as an original signature.

12.2.
Severability

Should any of the provisions of this Employment Offer be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Offer.

12.3.
Amendments

Any changes or amendments must be made in writing duly signed by both Parties in order to be valid.

12.4.
Governing Law and Jurisdiction

This Employment Offer shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law).

Any dispute, controversy or claim arising out of or in connection with this Employment Offer shall be exclusively submitted to and determined by the ordinary courts of the canton of Zug.

[Signature page follows]

12.5.
Execution

The Parties have duly executed this Employment Offer using DocuSign. Signatures to this document provided or transmitted by electronic means shall be treated as originals and have the same force and effect as an original signature.

Signatures

Amgen (Europe) GmbH

/s/ Nicole Miller May 16, 2026

Date

By signing this Employment Offer, I accept the Company’s offer, whereby the employment contract is concluded in accordance with the above provisions.

The Employee:

/s/ Thomas Dittrich May 15, 2026

Thomas Dittrich Date

Attachment

AMGEN SIGN-ON BONUS AGREEMENT

FOR NEW HIRE STAFF MEMBERS

I, Thomas Dittrich agree to accept my sign-on bonus payment (“Bonus”) from Amgen on the terms in this Agreement. I understand that I have five business days to consider this Agreement and to consult with an attorney (at my own expense) regarding its terms.

1.
The amount of the Bonus is CHF 5,800,000, less applicable deductions and withholdings.

2.
The Bonus will generally be paid to me as an advance within thirty (30) days following my start date with Amgen, and will be fully earned only after I complete two years of employment with Amgen. I understand that Bonus is intended to facilitate my acceptance of employment with Amgen and my continued employment with Amgen for a period of at least two years.

3.
Nothing in this Agreement will be construed as an employment contract or to guarantee me employment at Amgen for any fixed term. I understand that if I resign my employment with Amgen or am terminated for misconduct that would constitute a valid reason in accordance with Art. 337 of the Swiss Code of Obligations before I complete two years of employment, I will be required to repay Amgen for the gross amount of the Bonus that was paid as an advance. The amount due to be repaid shall be prorated based on the number of days I was employed by Amgen before my termination. Any repayment due hereunder shall not be subject to interest accrual. I also agree that in the event a repayment is due, the amount to be repaid shall be due in full and payable by me immediately in cash (i.e., by check, wire transfer, or similar immediate payment) without further notice or demand by Amgen.

4.
Notwithstanding the foregoing, I understand that I may elect to defer receipt of the Bonus until the two year anniversary of my employment with Amgen. I further understand that if I make such election, I must remain continuously employed with the Company through the two year anniversary of employment with Amgen in order to earn any portion of the Bonus. In the event I earn a Bonus under the terms of this paragraph, the Bonus will be paid as soon as practicable after it is earned, and there will be no repayment obligation.

To elect this payment deferral, please initial here: __________

5.
Generally, a sign-on bonus is considered ordinary wage income to the recipient. I understand that Amgen will report to appropriate federal and state taxing authorities all income that Amgen considers to be subject to taxation and will withhold appropriate taxes in accordance with federal and state regulations. I understand that it is my obligation to declare all income and pay all taxes owed on such income, if any.

6.
This Agreement shall be construed in accordance with and governed by Swiss law (without giving effect to the principles of conflicts of law). Any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively submitted to and determined by the ordinary courts of the canton of Zug.

7.
I understand that I have the right to consult an attorney regarding this Agreement and acknowledge that I was provided five business days to obtain the advice of an attorney prior to executing this Agreement.

8.
The provisions of this agreement are severable. If any part is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

[Signature page follows]

I agree:

/s/ Thomas Dittrich

Signature of Staff Member

Date: May 15, 2026

Nicole Miller

/s/ Nicole Miller

Signature of Authorized Representative

Date: May 16, 2026